Exhibit 10.2

SUPPLY AND COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

VIASPACE GREEN ENERGY INC.
AND

VIASPACE INC.

September 30, 2012

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SUPPLY, LICENSE AND COMMERCIALIZATION

AGREEMENT

THIS SUPPLY, LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of the 30th day of September 2012 (the “Effective Date”) by and between VIASPACE Green Energy, Inc., a British Virgin Islands company (“VGE”) and VIASPACE Inc., a corporation organized under the laws of the State of Nevada, with offices located within the State of California (“VIASPACE”). VGE and VIASPACE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Except as otherwise defined within the text, capitalized terms and phrases shall have the meaning ascribed thereto in Article 1 of this Agreement.

RECITALS:

VGE controls certain know-how and other rights related to Giant King Grass. Through its stock ownership in VGE through the Effective Date, VIASPACE has garnered considerable knowledge and experience in promoting and marketing Giant King Grass. VGE and VIASPACE believe that a license and supply arrangement regarding Giant King Grass would be desirable and beneficial to both Parties. On and subject to the terms and conditions set forth herein, VGE and VIASPACE therefore desire to provide for the supply and commercialization of Giant King Grass as described herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby enter into this Agreement:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following expressions shall have the meanings ascribed thereto as follows, unless the context expressly requires otherwise:

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, or other legal proceeding.

“Affiliate” shall mean any entity that controls, is controlled by, or is under common control with a Party. Without limiting the generality of the foregoing, a Person shall be regarded as in control of another Person if it, directly or indirectly, owns, controls or otherwise possesses: (a) in excess of fifty percent (50%) of the voting stock or other applicable ownership interest thereof of the other Person or (b) the power to direct or cause the direction of the management and policies of such other Person.

“Business Day” shall mean a day on which banking institutions in both Atlanta, Georgia and Los Angeles, California are open for business.

“Commercial License” shall have the meaning ascribed thereto in Section 2.1(a) of this Agreement.

“Commercialization” or “Commercialize” shall mean to import, grow, sell, market and distribute a product, plant or material.

“Competitive Product” shall have the meaning ascribed thereto in Section 2.2 of this Agreement.

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“Confidential Information” shall mean any and all technical, financial, business and other information, including, without limitation, Trade Secrets, that is (a) of tangible or intangible value to the Disclosing Party or of any Affiliate thereof or any Business Contact of Disclosing Party or any such Affiliate, or (b) otherwise clearly marked by such Party or Affiliate thereof as confidential at the time of disclosure or, if disclosed orally or visually, is stated to be confidential and is subsequently documented in writing or other tangible form with such conspicuous designation that is delivered to the Receiving Party within a reasonable period of time following any such disclosure, which information shall be deemed to include, without limitation, financing structures and proposals, proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; the work product; business contacts and other customers and suppliers and agreements or understanding with any of them; pricing information and strategy; business practices, procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof) and testing results, financial information (such as tax returns, financial statements, accounting records, audit letters, work papers, expert opinions); counsel and other advisory opinions; and all other information relating thereto, along with this Agreement and any term or condition hereof, and any and all such information of any Third Party that is provided to us under restrictions on either disclosure or use (or both). Notwithstanding the foregoing, Confidential Information shall not include information that (a) is known to the Receiving Party at the time of the disclosure, as evidenced by its written records; (b) is disclosed to the Receiving Party by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure; (c) is or becomes patented, published or otherwise part of the public domain through no fault of the Receiving Party; (d) is developed by or for the Receiving Party independently of Confidential Information disclosed hereunder as evidenced by Receiving Party’s written records or other competent evidence; or (e) is required by law to be disclosed by Receiving Party, provided that the Receiving Party gives the Disclosing Party hereto prompt notice of such legal requirement such that such Disclosing Party shall have the opportunity to apply for confidential treatment of such Confidential Information. For purposes of this Agreement, the following information shall be deemed to constitute the Confidential Information of VGE: any and all proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; work product; procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof) and testing results for, relating to or arising out of the VGE IP, including, without limitation, GKG and GKG IP.

“Contract Year” shall mean a period consisting of twelve (12) consecutive calendar months commencing on the Effective Date or anniversary thereof of each year.

“Control” or “Controlled” shall mean, shall mean, with respect to any intellectual property right or other intangible property, the ability of a Party or its Affiliates to grant to any other Person a license or sublicense to use such rights without violating the rights of any Third Party.

“Deliver” or “Delivery” shall mean delivery to VIASPACE’s designated carrier in the People’s Republic of China of a product described in a VIASPACE Purchase Order issued to VGE pursuant to this Agreement.

“Designated Representatives” shall mean those officers, directors, employees and agents of Receiving Party, who are provided Confidential Information and other proprietary information on a “need to know” basis only and are directed and required in writing by such Receiving Party to both maintain the disclosed information in strict confidence and exclusively use such information solely in connection with performing such Party’s obligations under this Agreement.

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“Disclosing Party” shall mean that Party that is making a disclosure of its Confidential Information or Trade Secrets (or both) to the Receiving Party.

“Dollar” and the symbol “$” mean lawful money of the United States of America.

“Exclusive Period” shall mean that period of time as measured from the Effective Date through to the date on which (a) the Term of this Agreement shall expire, (b) this Agreement is converted to a non-exclusive license, if ever; or (c) VIASPACE commences any research, development or commercialization of a grass similar or otherwise having competitive properties to Giant King Grass (or attempting such actions) or otherwise engages in any other act or omission in breach of this Agreement, whichever date or event is first to occur.

“Final Product Transfer Price” or “FPTP” shall mean the actual cost of Manufacturing, along with the fully allocated overhead associated therewith, for Giant King Grass Delivered to VIASPACE under this Agreement, which cost shall be determined in accordance with GAAP and fixed for the first Contract Year and then increased thereafter by 15% for each succeeding Contract Year or such greater costs and expenses to the extent the same are substantiated to VIASPACE. For example, as of the Effective Date, the FPTP for 45,000 GKG nodes is $1,800.

“First Commercial Launch” shall mean the date on which occurs the first commercial sale of the Product or Process in each country within the VIASPACE Territory.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

“GKG IP” shall mean the GKG Tradename and the customer list relating to Giant King Grass and the contact information identified therein.

“GKG Tradename” shall mean the name “Giant King Grass,” “GKG” or any other derivative thereof.

“Giant King Grass” or “GKG” shall mean the high yield, non-genetically modified, natural hybrid grass that was received and licensed by VGE from IPA China under the VGE License.

“Improvements” shall mean any and all procedures, processes, developments, modifications, derivatives, uses or other inventions or discoveries on or relating to Giant King Grass.

“Intellectual Property Rights” or “IP” shall mean patents, patent applications, trademarks, trademark applications, trademark registrations, tradenames, service marks, copyright, copyright applications and registrations, Trade Secret and all other such intellectual property rights.

“IPA China” shall mean Guangzhou Inter-Pacific Arts Corp., a Chinese wholly-owned foreign enterprise registered in Guangdong province.

“Legal Fees” shall mean the fees and expenses (including attorneys’ fees) not to exceed $40,000 incurred by Sung Chang or VGE or any other Affiliate thereof (as determined after the Effective Date) in connection with the negotiation and preparation of this Agreement and all documents relating thereto and the recapitalization of VGE and any and all documents relating thereto.

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“Manufacturing” or “Manufacture” shall mean activities directed to planting, growing, harvesting, producing, manufacturing, processing, filling, finishing, packaging, storage and quality assurance testing of a product, plant or material, whether in bulk or finished goods or otherwise.

“Net Sales” means, for any period, the aggregate gross amounts invoiced for sales of a Product or any Improvement thereon or Process relating thereto in the VIASPACE Territory (“Gross Sales”), less good faith estimates of the following deductions to the extent specifically relating to sales and normal and customary for a product of the nature of Giant King Grass and evidenced by independent substantiation, which shall be adjusted to actual on a periodic basis (no less frequently than annually):

(a)              Credits or allowances actually granted for damaged Giant King Grass, returns or rejections of Giant King Grass, chargebacks, price adjustments and billing errors taken within 12 months of the initial sale to which they relate, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(b)             Normal and customary trade, cash and quantity discounts, allowances and credits, in amounts customary in the trade not to exceed Seven Percent (7%) of the invoice amount actually paid or granted in respect of each such sale, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(c)              Commissions;

(d)             Sales taxes, VAT and other taxes applied to the sale of Giant King Grass to the extent included in the gross amount invoiced; and

(e)              An allowance for bad debt, which shall in no event be greater than an amount reasonably approved by VIASPACE’s independent auditors.

“Person” shall mean an individual, corporation, company, partnership, organization or any similar entity.

“Pick Up Date” shall mean the date on which Delivery is made in accordance with Article 5 of this Agreement.

“Process” shall mean any process relating to a Product that is developed, made or manufactured from VGE Confidential Information, which, as the case may be, has not been made the subject of a public disclosure or that has not otherwise become available to the public, except through the issuance of a patent.

“Product” shall mean any material, plant, or product comprised, in whole or in part, of Giant King Grass.

“Receiving Party” shall mean the Party that is in receipt of the Confidential Information delivered to it by the Disclosing Party.

“Term” shall mean the term of this Agreement as defined in Section 10.1 hereof.

“Third Party” shall mean any Person other than a Party under this Agreement.

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“Trade Secrets” shall mean each respective Party’s know-how and other proprietary information (including, but not limited to business information, technical or non-technical data, financial data, financial plans, lists of customers or suppliers) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. To the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law. For purposes of this Agreement, the following Confidential Information shall be deemed to constitute the Trade Secrets of VGE: any and all proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; work product; procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof and parent plants) and testing results for, relating to or arising out of the VGE IP, including, without limitation, GKG and GKG IP.

“VGE IP” shall have the meaning ascribed thereto in Section 8.1 of this Agreement.

“VGE License” shall mean that certain license entered into by and between VGE and IPA China.

“VGE Territory” shall mean the People’s Republic of China and Taiwan and each respective territory and possession thereof.

“VIASPACE Territory” shall mean the world other than the VGE Territory.

ARTICLE 2

GRANT OF LICENSE

AND

APPOINTMENT OF DISTRIBUTOR

2.1             Commercialization License. Subject to the terms and conditions of this Agreement, including, without limitation, the payment of the FPTP, royalties and any and all other fees, costs and expenses described in and Section 8.2 of this Agreement, VGE hereby grants to VIASPACE for the Term a nontransferable, royalty-bearing exclusive license to Commercialize Giant King Grass within the VIASPACE Territory and to use the GKG IP and VGE Tradename, including, without limitation, to reproduce and publicly display the VGE Tradename and GKG Tradename solely in connection with its license to Commercialize Giant King Grass and as otherwise provided in this Agreement (the “Commercial License”). The Commercial License granted under this Agreement is personal to VIASPACE, with no right whatsoever to assign, sublicense or otherwise grant any interest therein to any Third Party, without the prior written consent of VGE, which consent will not be unreasonably withheld, delayed or conditioned. VIASPACE shall use the VGE Tradename and GKG IP only for the purposes set forth in this Agreement and in compliance with applicable laws. VIASPACE agrees that it will do nothing inconsistent with VGE’s ownership of the VGE Tradename or GKG IP, with its use thereof inuring to the benefit of and be on behalf of VGE as the licensor. VIASPACE shall use the VGE Tradename and GKG Tradename in such manner that it creates a separate and distinct impression from any other trademark, tradename or service mark and maintain at all times during the Term the good name and reputation of VGE and such tradenames.

2.2             VIASPACE Restrictive Covenants.

(a)              Competing Giant King Grass. From and after the Effective Date and for three (3) years following the earlier of the expiration or termination of the Agreement, VIASPACE shall not and shall cause its Affiliates to not, directly or indirectly, including, without limitation, through a third party:

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(i)               Manufacture (to include, without limitation, the planting, growing, harvesting and processing of seedlings and producing of pellets therefrom), Commercialize or otherwise engage in any research or development of a grass or any other product or material having similar or otherwise competitive properties to Giant King Grass (a “Competitive Product”), except that upon the prior written consent of VGE during the Term of this Agreement, for purposes of crop biodiversity; or

(ii)             Solicit for such prohibited purposes any customer, supplier or other vendor or employee with which VIASPACE had a relationship during the Term for the research, development, Manufacture or Commercialization of Giant King Grass or any Competitive Product.

(b)             No Sales Outside of VIASPACE Territory. Without the prior written consent of VGE, in no event shall VIASPACE, directly or indirectly, (1) attempt to Commercialize or Commercialize Giant King Grass outside of the VIASPACE Territory or knowingly supply Giant King Grass within the VIASPACE Territory for resale or use within the VGE Territory during the Term of this Agreement; (2) make any use of Giant King Grass or VGE Confidential Information, including, without limitation, the composition or other genetic makeup of Giant King Grass, for any purpose or otherwise disclose any of the same to any Person whatsoever other than as is expressly permitted under this Agreement during the Term; or (3) reverse engineer, decode or otherwise attempt to determine or determine or modify or improve on the composition or genetic makeup of Giant King Grass or otherwise create any derivative or hybrid thereof, unless any such activities are disclosed in advance and in writing to VGE and the results thereof are owned by and assigned to VGE upon and coincident with any such notice (or failing notice, demand by VGE following it actually becoming aware thereof)(the “Results”), in which event such Results shall be licensed to VIASPACE at its election upon mutually agreed terms and conditions.

(c)              Business Protection Agreement. Consistent with the foregoing, VIASPACE shall enter into, provide VGE an executed copy thereof and agree to enforce a business protection agreement with each of its employees pursuant to which each such individual agrees to substantially the same restrictions and to the reasonable satisfaction of VGE, with VGE being a third party beneficiary thereof. A form of the Business Protection Agreement is attached hereto and marked as Exhibit “A.”

(d)             Conditions to Commercial License. As conditions precedent to the Commercial License, each of the following shall have been fully executed as of the Effective Date:

(i)               That certain Lock Up Agreement shall have been entered into by all parties thereto; and

(ii)             That certain Funding Agreement entered into by and between VIASPACE and Kevin Schewe, MD.

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2.3             VGE’s Restrictive Covenants. As of the Effective Date and for the Exclusive Period, VGE will refrain from directly or indirectly, including, without limitation, through a third party, (a) attempting to commercialize or commercialize Giant King Grass in the VIASPACE Territory, or (b) the Manufacture, Commercialization or research or development of a grass similar or otherwise having competitive properties to Giant King Grass (or attempting such actions) in the VIASPACE Territory; or (c) knowingly supplying GKG or otherwise licensing GKG IP within the VGE Territory for resale or use of GKG within the VIASPACE Territory.

ARTICLE 3

RESERVATION OF RIGHTS

Except as expressly granted under the Commercial License, VGE reserves to itself any and all rights to the Giant King Grass and the VGE IP. Consistent with the foregoing, nothing in this Agreement, subject to Section 2.3(c) above, shall be deemed to restrict or otherwise impair or impede the right or ability of VGE or any Affiliate or sublicensee thereof to market, sell, distribute, package, label or appoint additional Persons as licensees of Giant King Grass, subcontract any such rights to, or otherwise enter into any arrangement whatsoever with any Person with respect to Giant King Grass or otherwise deal in or with Giant King Grass within the VGE Territory.

ARTICLE 4

COMMERCIALIZATION

4.1             In General. VIASPACE, at its sole cost and expense, shall use commercially reasonable efforts to Commercialize Giant King Grass throughout the VIASPACE Territory, which efforts shall include, without limitation, providing appropriate incentives consistent with its normal and lawful business practices to sales representatives involved in the Commercialization of Giant King Grass. Without limiting the foregoing, VIASPACE shall (a) prepare and provide VGE for its prior review and approval all promotional, sales and marketing materials that are intended to be used or otherwise relied upon for the Commercialization (the “Marketing Materials”) of Giant King Grass within the VIASPACE Territory, which shall in all events be in consistent and compatible with the marketing materials used by VGE, if any, for Commercialization of Giant King Grass within the VGE Territory and otherwise in compliance with applicable laws; provided, however, that if VGE shall not have either approved or disapproved of such Marketing Materials within ten days of its receipt thereof, then such Marketing Materials shall be deemed approved by it and in any event VGE shall not unreasonably withhold its approval of such materials; (b) not extend any written or oral warranty or guarantee or make any representation or claims with respect to any aspect of Giant King Grass, without VGE’s express prior written consent, which consent shall not be unreasonably delayed or denied; and (c) not make any modifications or additions to Giant King Grass, without VGE’s express prior written consent, which consent shall not be unreasonably delayed or denied. Subject to any limitations imposed by applicable law, all such Marketing Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of Giant King Grass in countries of the VIASPACE Territory shall acknowledge VIASPACE’s distribution and license arrangement. Copies of all Marketing Materials used in the VIASPACE Territory will be archived by VIASPACE in accordance with applicable law. VIASPACE shall be responsible, at its sole cost and expense, for the preparation and printing of the Marketing Materials for Commercialization of Giant King Grass in the VIASPACE Territory.

4.2             Sales and Distribution. VIASPACE shall be responsible for booking sales, warehousing and distributing Giant King Grass in the VIASPACE Territory. If VGE receives any orders for use of Giant King Grass in the VIASPACE Territory, it shall refer such orders to VIASPACE. If VIASPACE receives any orders for use of Giant King Grass in the VGE Territory, it shall refer such orders to VGE. VIASPACE shall be solely responsible for handling all returns and all aspects of order processing, invoicing and collection, distribution, inventory and receivables of Giant King Grass as such matters pertain to its Commercialization within the VIASPACE Territory. If Giant King Grass sold in the VIASPACE Territory is returned to VGE, it shall be shipped at VIASPACE’s sole cost and expense to a facility designated by VIASPACE.

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4.3             Reporting of Sales. VIASPACE shall provide to VGE detailed written reports within thirty (30) days following the last day of each calendar quarter (commencing with the first calendar quarter during a Contract Year in which the First Commercial Sale is made of any Giant King Grass in the VIASPACE Territory), which reports shall account for unit volume, gross sales price and any and all reductions or adjustments thereto, Net Sales and Giant King Grass inventories, which records shall be maintained for the period described in Section 6.4(a) of this Agreement.

ARTICLE 5

SUPPLY OF PRODUCTS

5.1             In General. VIASPACE purchase orders for Giant King Grass seedlings will be filled at the Final Product Transfer Price, plus any amounts described in Section 6.8, below, with any all such amounts being paid by VIASPACE to VGE on or before Delivery.

5.2             Growing Costs. VGE will pay the ongoing expenses for Giant King Grass currently growing in the Guangdong province, and VIASPACE will pay the expenses for any other test plots grown at VIASPACE’s request and approved by VGE. Consistent with such efforts, upon reasonable prior notice, VGE will allow VIASPACE, at VIASPACE’s sole cost and expense, to visit the Giant King Grass location and test plots controlled by VGE or any Affiliate thereof in the Guangdong province with current and potential customers upon reasonable prior notice, and VGE will be allowed to visit all such locations and growing locations controlled by VIASPACE or any Affiliate thereof or any customer distributor or such other vendor of VIASPACE or any such Affiliate.

5.3             Forecasts. Not later than the tenth (10th) day of each calendar month during each Contract Year (the “Forecast Date”), VIASPACE shall provide VGE, a rolling, good-faith, twelve (12) month written forecast of expected purchases by VIASPACE of Giant King Grass, and the corresponding expected required Pick Up Dates (the “Forecast”) in order to assist VGE in its Delivery planning. The first four (4) months of the Forecast shall be binding on VIASPACE (the “Binding Forecast”), whereas the remaining eight (8) months shall constitute a non-binding estimate of such Giant King Grass requirements. In the event VIASPACE fails to furnish a Forecast within five (5) days after any Forecast Date, the then current Forecast shall apply until changed at a subsequent Forecast Date (on a ‘rolled-forward’ basis, with the new twelfth (12th) month of the Forecast being the quantity of the ‘rolled-forward’ eleventh (11th) month). During the Term, with respect to each month that is added as the fourth (4th) month to a Forecast, the quantities and types of Giant King Grass forecasted for such fourth (4th) calendar month may not fluctuate (up or down) by more than five percent (5%) from the quantities and types of Giant King Grass forecasted for such month when it was the fifth (5th) month of a Forecast.

5.4             Purchase Orders. VIASPACE shall submit to VGE purchase orders for Giant King Grass (“Purchase Orders”) for purchase of the Product at the FPTP consistent with the Forecast at least sixty (60) days before Delivery, which date shall be set forth in the Forecast and Purchase Order. Each Purchase Order shall be in writing and shall specify (a) the quantity of Giant King Grass to be delivered; (b) VIASPACE’s required Pick Up Date of such Giant King Grass, provided, however, that in no event shall the Pick Up Date be sooner than sixty (60) days after the date of the Purchase Order; and (c) the name, address and phone number of the person to receive the notice of receipt.

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5.5             Acceptance of Purchase Orders. Provided that VIASPACE has complied with Sections 5.3 and 5.4, VGE shall accept and use its commercially reasonable efforts (subject to Section 12.1 of this Agreement; e.g., the failure of GKG to grow in the winter months) to fulfill the Purchase Orders for the quantities set forth in the Binding Forecast. In the event that VGE wishes to reject a Purchase Order due to a failure by VIASPACE to comply with Sections 5.3 or 5.4, it shall notify VIASPACE of its decision to do so within ten (10) Business Days after VGE’s receipt of the Purchase Order with an explanation of the reasons for the rejection.

5.6             Purchase Order Changes. If VIASPACE requests changes to any Purchase Order prior to the Pick Up Date of Giant King Grass, VGE will attempt to accommodate such changes within its reasonable distribution capabilities and efficiencies. VGE shall advise VIASPACE of its fully burdened costs associated with making any such change and VIASPACE shall be deemed to have accepted the obligation to pay VGE for such costs if VIASPACE directs VGE in writing to proceed to make the change after receiving notice of such costs.

5.7             Standard Terms. It is understood that each Party may, for convenience, use its own standard pre-printed forms of the Purchase Orders, acknowledgements, acceptances or invoices in the performance of its obligations hereunder; provided, however, that any terms, conditions or provisions in such pre-printed forms which are inconsistent with or which modify or supplement this Agreement shall be null and void.

5.8             Invoicing and Delivery of Giant King Grass. VGE shall invoice VIASPACE upon or as soon as reasonably practicable following its receipt and acceptance of a Purchase Order for the Delivery of Giant King Grass. Except as otherwise provided in VGE’s invoice, VIASPACE shall pay the invoiced amount in no event later than the Pick Up Date. Each order of Giant King Grass under a VIASPACE Purchase Order may be picked up by VIASPACE after the Pick Up Date, but in no event prior to the date on which VIASPACE shall have paid in full the invoiced amount, with Delivery being deemed accepted by VIASPACE upon and coincident with the Pick Up Date. Delivery shall be made EXW (Incoterms 2010) at the Guangdong airport location for VIASPACE’s designated common carrier in the Peoples Republic of China, with VGE having no responsibility to VIASPACE for any losses, damages, costs or expenses for or resulting from Delivery on or after the Pick Up Date or for failure to Deliver or failure to timely Deliver Giant King Grass due to an event described in Section 12.1 of this Agreement.

ARTICLE 6

PURCHASE PRICE, MILESTONE

AND

ROYALTY PAYMENTS

6.1             Transaction Legal Fees. VIASPACE shall pay to Sung Chang or his designee the Legal Fees not later than the date immediately preceding the second anniversary of the Effective Date.

6.2             Final Giant King Grass Transfer Price. VIASPACE shall pay to VGE on or before the Pick Up Date the per unit FPTP for the Giant King Grass Delivered by VGE in accordance with each respective or applicable Purchase Order as provided in Article 5 above.

6.3             Royalty Payments. In consideration for the Commercial License, VIASPACE shall pay to VGE the royalties on its Net Sales of Giant King Grass as set forth on that Exhibit “B,” entitled “Royalty Payments.”

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6.4             Royalty Reports; Payment Due Dates.

(a)              In General. VIASPACE shall maintain its customary form of records reasonably required, which records shall (i) be complete, true and accurate in all material respects, (ii) reflect the computation of the amounts due and owing to VGE, on a country-by-country basis, including, without limitation, the Royalty Report below, (iii) be in sufficient detail so as to enable VGE to confirm compliance by VIASPACE of its obligations under this Agreement and (iv) be maintained for at least three (3) years after the end of each Contract Year during the Term.

(b)             Royalty Report. In addition to the reports to be provided to VGE under Section 4.3 of this Agreement, VIASPACE shall provide VGE a non-binding royalty estimate within fifteen (15) days after close of each calendar quarter. VIASPACE will provide to VGE, at the same time as each royalty payment is made, a complete, true and accurate written report showing: (i) the gross sales made for purposes of calculating Net Sales and the calculation of Net Sales determined from such gross sales for and during the applicable calendar quarter period, along with any and all reductions from such gross sales; (ii) the calculation of the royalty due and payable for such reporting period; (iv) the First Commercial Launch date(s) of the Product or Process in each country within the VIASPACE Territory; and (v) any other information reasonably requested by VGE to verify the accuracy of the royalty payments hereunder.

(c)              VGE’s Right to Audit. VIASPACE shall, not more than one time per Contract Year, during normal business hours, permit auditors designated by VGE, at VGE’s expense and upon thirty (30) days written notice, full rights of inspection and audit of VIASPACE’s books, records and operations, including, without limitation, any and all of the manufacturing, sales and growing locations of VIASPACE and any customer, affiliate, distributor or other such vendor thereof.

(d)             Handling of Underpayment. In the event that the audit contemplated in this paragraph reveals any underpayment, VIASPACE shall remit promptly, but in no event later than thirty (30) days following the date on which any such audit results are presented to VIASPACE, to VGE the amounts thereof, and if VIASPACE fails to remit payment within such 30 day period, VGE shall be permitted to pursue all legal and equitable remedies available to it pursuant to this Agreement as well as all applicable laws. In the event that the underpayment is more than five percent (5%) of the amount due for the period audited, VIASPACE shall also remit to VGE the entire reasonable and documented cost of such audit.

6.5             Payment Terms. All payments to be made pursuant to this Agreement shall be made by VIASPACE to VGE in United States Dollars. All late payments shall accrue interest from the date owing until paid in full at a rate equal to the lower of fifteen percent (15%) per annum or the highest rate permitted by applicable law.

6.6             Foreign Exchange. With respect to Net Sales invoiced or expenses incurred in United States Dollars, the Net Sales or expense amounts and the amounts due to VGE under this Agreement shall be expressed in United States Dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than United States Dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred, together with the United States Dollar equivalent, calculated using the average of the spot rate on the first and last Business Days of the Calendar Quarter in which the Net Sales were made or the expense was incurred. The 12:00 Noon Buying Rates, as certified by the NY Federal Reserve Bank (currently and historical rates can be found on their website at www.ny.frb.org), shall be used as the source of spot rates.

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6.7             Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for VIASPACE or any Affiliate or sublicensee thereof, to transfer, or have transferred on its behalf, fees or other payments due to VGE under this Agreement, VIASPACE shall promptly notify in writing VGE of the conditions preventing such transfer and such fees or other payments shall be deposited in local currency in the relevant country to the credit of VGE in a recognized banking institution designated by VGE or, if none is designated by VGE within a period of thirty (30) days, in a recognized banking institution selected by VIASPACE or its Affiliate or sublicensee, as the case may be, and identified in a written notice delivered to VGE.

6.8             Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, value-added tax or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the Manufacture, sale or transportation of Giant King Grass sold to VIASPACE by VGE pursuant to this Agreement (“Taxes”) shall be the responsibility of VIASPACE. Should VIASPACE be obligated by law to withhold any Taxes on payments made to VGE for product invoiced under this Agreement, the payment due hereunder shall be increased such that after the withholding of the appropriate amount, VGE receives the amount that would have been paid but for the Taxes withheld. VIASPACE shall pay all such Taxes in a timely manner and promptly provide VGE with a receipt evidencing such payment. Should VGE be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, VIASPACE shall promptly reimburse VGE for such payment, in an amount such that after the payment of the Taxes, VGE has received the same amount that it would have received had such Taxes not been payable. Such taxes shall be reflected on the invoices as provided in the Article 5 of this Agreement.

ARTICLE 7

[Reserved.]

ARTICLE 8

INTELLECTUAL PROPERTY

8.1             VGE’s Ownership of Giant King Grass. As between the parties, VGE owns and shall retain all right, title and interest in and to Giant King Grass, the VGE Tradename and the GKG IP and any and all other intellectual property relating thereto, whether in or outside of the VIASPACE Territory, including any and all modifications, improvements and other Results relating to Giant King Grass, whether created, invented or otherwise developed by VIASPACE or any Affiliate thereof or any director, employee, contractor or agent of either VIASPACE or any such Affiliate thereof (the “VGE IP”). All registrations, trademarks, domain names and other Intellectual Property right relating to VGE IP shall be registered in the name of VGE, and any VGE IP in the name or possession of VIASPACE will immediately be assigned, transferred or returned to VGE as a condition to the Commercial License.

8.2             VGE Intellectual Property. This Agreement, to include, without limitation the Commercial License, is a sublicense and, as such, is subject to and expressly limited by the terms and conditions of the VGE License, that certain license, which itself is a sublicense, entered into by and between IPA China and its licensor (the “Parent License”) and that certain license entered into by and between the licensee under the Parent License and the original licensor (the “Grandparent License”), and notwithstanding any provision of this Agreement to the contrary, VGE grants no right and makes no covenant to VIASPACE that is broader than or otherwise exceeds the scope of rights and covenants granted to VGE under either (or both of) the Parent License or Grandparent License, as the case may be. To the knowledge of VGE, no act or omission has occurred since the 30th day of July 2012 that would have a material adverse effect on the Parent License. VGE hereby agrees to use commercially reasonable efforts to maintain the Parent License in accordance with its terms and condition.

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8.3             Review of Use. VGE shall have the right to review and approve in advance VIASPACE’s use of the VGE Tradename and GKG Tradename, which approval shall not be unreasonably withheld, delayed or conditioned. VIASPACE shall make as soon as reasonably practicable all changes to the usage of either the VGE Tradename or GKG Tradename on any documents and materials containing either such tradename as reasonably requested by VGE.

8.4             Inspection. VGE shall have the right, at its expense, to inspect at reasonable times, either itself or through its duly authorized representatives, all or any portion of VIASPACE’s books, records, properties and facilities, and advertising and marketing documents. To the extent applicable, such inspection shall be made in accordance with Section 6.4 (c). VIASPACE agrees to cooperate fully with any such inspection by VGE and make VIASPACE’s employees available to answer VGE’s questions as part of such inspection.

8.5             VGE Intellectual Property. VIASPACE shall promptly notify VGE of all VGE Intellectual Property of which it becomes aware. VIASPACE hereby assigns and shall assign to VGE all of VIASPACE’s right, title and interest in and to the VGE Intellectual Property. VIASPACE shall provide VGE with reasonable assistance, at VGE’s cost (except as set forth in this Section), to obtain, perfect and enforce all rights, title and interest in the VGE Intellectual Property, including, without limitation, the execution of any patent applications and assignment agreements as and to the extent VGE elects to obtain, perfect, prosecute or enforce any such applications and assignments. In the event VGE is unable to secure VIASPACE’s signature on any document hereunder, VIASPACE designates and appoints VGE and its duly authorized representatives as its agents and attorneys-in-fact to act for and on its behalf to execute such documents. Consistent with the forgoing, VGE will be responsible for, at VGE’s sole election, cost and expense, the filing and prosecution of any and all Intellectual Property Rights in the VIASPACE Territory with respect to Giant King Grass or any VGE IP.

8.6             Notice, Enforcement and Defense of Intellectual Property Infringement. VIASPACE agrees to promptly notify VGE of any conflicting use or any suspected act of infringement, passing-off or unfair competition involving the VGE Intellectual Property by any Third Party, or any allegations that the sale or use of the VGE Intellectual Property within the VIASPACE Territory infringe upon the Intellectual Property Rights of any Third Party, of which VIASPACE may become aware. VGE shall have the sole and exclusive right, at VGE’s sole discretion, to prosecute, maintain and enforce all VGE IP and prosecute or defend any and all infringement actions against any Person infringing Giant King Grass or any Intellectual Property right relating to the VGE IP, including, without limitation, to engage in any and all court proceedings necessary to protect its rights in the VGE Intellectual Property or to settle any disputes involving such unauthorized acts or such allegations relating thereto, with VGE retaining any and all recoveries; provided that if VGE fails to enforce the GKG IP, then VIASPACE shall have, to the extent permitted under applicable law, the right and power, at its sole cost and expense to do so. Further, VIASPACE agrees to fully cooperate with VGE at VGE’s request (and at VGE’s cost) to help terminate such activities by Third Parties, but shall not, without the express written consent of VGE, engage in any court proceedings against, enter into any settlement discussions with or in any other way attempt to terminate said activities by Third Parties.

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ARTICLE 9

CONFIDENTIALITY

9.1             Confidentiality. Except as and to the extent related to the discharge of its duties and obligations under this Agreement, the Receiving Party agrees that all Confidential Information disclosed by the Disclosing Party or any Affiliate thereof to VIASPACE hereunder shall be received and maintained by the VIASPACE in strict confidence, shall not be used for any purpose whatsoever, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures) other than its Designated Representatives for the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement; except, however, that in the case of Confidential Information that otherwise constitutes a Trade Secret, the Disclosing Party hereby agrees that it shall in no event disclose any such information to Third Parties other than its Designated Representatives for the period during which any such information shall continue to constitute a trade secret under applicable law.

9.2             Return of Confidential Information. The Receiving Party shall keep the Confidential Information owned or in which rights are held by the Disclosing Party or any Affiliate thereof in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all such Confidential Information possessed in tangible form by the Receiving Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party.

9.3             Ancillary Agreement. This Article 9 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article.

ARTICLE 10

TERM; TERMINATION

10.1          Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall:

(a)              The Initial Term. Commence on the Effective Date and shall continue in full force and effect until the second (2nd) anniversary of the Effective Date (the “Initial Term”); and

(b)             Renewal Term. Subject to VIASPACE otherwise being in full compliance with this Agreement (including, without limitation, the timely payment of any and all amounts due hereunder) prior to the delivery of any Notice of Renewal and the commencement of each then applicable Renewal Term, this Agreement may be renewed on the same terms and conditions hereof:

(i)               Provided that VIASPACE shall have first satisfied the conditions for any such renewal as set forth in Exhibit “B” for each such applicable renewal, VIASPACE shall have the option to renew the term of this Agreement for four (4) consecutive and subsequent terms, each being for a two (2) year period (for a total of ten (10) years from the Effective Date assuming each renewal is elected)(each, a “Conditional Renewal Term”) by providing written notice of its election to renew such term (each, a “Renewal Notice”) to VGE at least three (3) months prior to the expiry of the then current Initial Term or Conditional Renewal Term, as the case may be; and

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(ii)             Provided it delivers a Renewal Notice to VGE at least three (3) months prior to the expiry of the then Renewal Term, this Agreement shall automatically renew on the same terms and conditions hereof for consecutive two (2) year periods thereafter without any further act on the part of either Party (each, an “Evergreen Renewal Term”); provided, however, that in no event shall the term of this Agreement be renewed for the succeeding Evergreen Renewal Term if and to the extent either Party delivers to the other written notice of its intent to not so renew this Agreement (the “Notice of Nonrenewal”) at least sixty (60) days prior to the end of any such Evergreen Renewal Term (as the case may be)(together, the Conditional Renewal Term and Evergreen Renewal Term shall be referred to as the “Renewal Terms”); provided, further, that in no event shall either Party have the right to deliver a Notice of Nonrenewal if and to the extent VIASPACE’s Net Sales exceed Five Million Dollars ($5,000,000) during the first applicable Evergreen Renewal Term; Eight Million Dollars ($8,000,000) during the second applicable Evergreen Renewal Term and Ten Million Dollars ($10,000,000) during the third and subsequent Evergreen Renewal Terms, and to the extent any such Notice of Nonrenewal is delivered by VGE, the Commercial License shall convert to a nonexclusive license in those countries in which VIASPACE is engaged actively in the commercialization of GKG.

10.2          Grounds for Termination.

(a)              Termination by Mutual Agreement. This agreement may be terminated by mutual written agreement of the Parties.

(b)             Termination For Cause. Either Party may terminate this Agreement for cause if the other party materially breaches this Agreement, which breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after written notice from the non-breaching Party specifying the material breach; provided, however, that in the case of a breach of this Agreement on account of any failure to pay timely by VIASPACE, the period for cure of any such breach shall be ten (10) days, with VIASPACE having the right to cure any such payment default not more than once during any twelve (12) consecutive calendar monthly period. Consistent with the foregoing, VGE shall have the right, in its sole and absolute discretion, to cease Delivery of any Giant King Grass until VIASPACE has cured any such material breach for which it is given notice under this Agreement; provided, however, that if and to the extent VIASPACE shall have fully paid for finished product that is the subject of an invoice, then VGE will nevertheless Deliver such product in accordance with Article 5.

(c)              Termination for Insolvency. To the extent permitted by applicable laws, either Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, which appointment is not dismissed within ninety (90) days, (ii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, or (iii) insolvency, dissolution or liquidation of or an assignment for the benefit of creditors by a Party.

(d)             Termination of Parent or Grandparent License. If by virtue of any termination of either the Parent License or Grandparent License, VGE is unable to otherwise perform its material obligations hereunder, this Agreement may be terminated by either Party upon ten (10) days written notice.

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10.3          Consequences of Termination.

(a)              Termination of Agreement. Upon any termination or other expiration of this Agreement, among other things, the Commercial License shall terminate and VIASPACE shall forthwith terminate and cease its use of Giant King Grass and the VGE IP and any further Commercialization of Giant King Grass in the VIASPACE Territory. Immediately upon any such termination or expiration, all rights of VIASPACE to the VGE IP, including, without limitation, the Giant King Grass and GKG IP, along with any and all other Intellectual Property relating thereto, shall terminate and revert to VGE.

(b)             Conversion To Nonexclusive License. In lieu of terminating this Agreement under Section 10.2(b) above, VGE may, in its sole discretion, elect to convert this Agreement and the rights hereunder to a nonexclusive license for the remainder of the applicable Initial Term or Renewal Term, in which event such nonexclusive license shall be subordinate to the grant thereafter by VGE of any rights therein to a Third Party and the provisions of Section 2.3 of this Agreement shall upon and coincident therewith be and become thereafter null and void as and to the extent otherwise applicable to VGE or any Affiliate thereof or any third party acting for and on behalf of VGE or any such Affiliate.

(c)              Return of VGE Property. Promptly upon, but in no event later than 15 consecutive calendar days thereafter, the expiration or earlier termination of this Agreement, VIASPACE, at VIASPACE’s sole cost and expense, shall transfer, assign and otherwise deliver unconditionally and irrevocably to VGE all of the GKG IP, including, without limitation, the GKG Tradename, and any and all books, records, reports, files, documents and other information relating thereto, and the VGE IP and any and all other VGE property relating to Giant King Grass and the Commercialization thereof. VIASPACE acknowledges and agrees that all rights, title and interest in and to the foregoing shall remain exclusively with VGE following termination of this Agreement.

(d)             Reports. VIASPACE shall render an accounting to VGE of any royalties and other payments that may be due to VGE under the terms of this Agreement.

(e)              Sublicenses of Licensed Technology. Upon the expiration or earlier termination of this Agreement, any and all sublicenses, if any, granted under this Agreement shall terminate except as and to the extent expressly permitted otherwise thereunder.

(f)              Bankruptcy or Termination for Cause. In the event this Agreement is properly terminated under Section 10.2 above by (i) VIASPACE account of either (1) a material uncured default on the part of VGE pursuant to Section 10.2(b) of this Agreement, or (2) Bankruptcy on the part of VGE or (ii) either party pursuant to Section 10.2(d) of this Agreement, then and in either such case, the obligations of Section 2.2(a) as and to the extent the same shall relate to a Competing Product shall terminate upon and coincident with the effective date of any such termination.

10.4          Survival. The following Articles and Sections of this Agreement shall survive termination or expiration of this Agreement: Sections 2.2, 4.3 and Articles 3, 5, 6, 8, 9, 10, 11 and 12 and any other provision which by its nature would continue past such expiration or termination.

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ARTICLE 11

REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; LIMITATION ON LIABILITY

11.1          Compliance with Laws. VIASPACE shall comply in all material respects with all laws, regulations and standards applicable to the Commercialization of Giant King Grass, including, without limitation, the handling, storage, marketing, distribution and sale thereof, in the VIASPACE Territory. VGE shall comply in all material respects with all applicable laws regulating the Manufacture GKG under this Agreement. VGE shall not, and it shall cause its Affiliates and sublicensee, if any, to not, do anything that would materially adversely affect the reputation of Giant King Grass within the VGE Territory.

11.2          VGE Representations and Warranties. As of the Effective Date, VGE makes the following representations and warranties to VIASPACE:

(a)              Status. VGE is a corporation duly organized and validly existing under the laws of the British Virgin Islands. No action has been taken by the directors, officers or stockholders of VGE to dissolve VGE. VGE has the corporate power and authority to enter into this Agreement and to perform all its obligations hereunder.

(b)             All Necessary Proceedings. VGE has taken all necessary corporate actions and proceedings to enable it to enter into this Agreement.

(c)              No Violation. Subject to Section 8.2 of this Agreement, the execution, delivery and performance of this Agreement by VGE: (i) does not and will not violate or conflict with, in any material respect, any applicable law or any provision of its certificate of incorporation or bylaws; and (ii) does not and will not, in any material respect, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, any agreement or obligation between it and any Third Party.

11.3          VIASPACE Representations and Warranties. As of the Effective Date, VIASPACE makes the following representations and warranties to VGE:

(a)              Status. VIASPACE is a corporation duly organized and validly existing under the laws of the State of Nevada. No action has been taken by the directors, officers or shareholders of VIASPACE to dissolve VIASPACE. VIASPACE has the corporate power to enter into this Agreement and to perform all its obligations hereunder.

(b)             All Necessary Proceedings. VIASPACE has taken all necessary corporate actions and proceedings to enable it to enter into this Agreement.

(c)              No Violation. The execution, delivery and performance of this Agreement by VIASPACE: (i) does not and will not violate or conflict with, in any material respect, applicable law, or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of Giant King Grass or its property or assets pursuant to any agreement or obligation between it and any Third Party.

(d)             Compliance. VIASPACE has and shall continue to comply with all applicable laws relating to Commercialization, including, without limitation, to the handling, storage, distribution and sale, of Giant King Grass in the VIASPACE Territory. VIASPACE shall not, and it shall cause its Affiliates and sublicensee, if any, to not, do anything that would materially adversely affect the reputation and goodwill of VGE or of VGE’s Affiliates or materially adversely affect the reputation of Giant King Grass or the VGE Tradename.

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11.4          Indemnification by VIASPACE. VIASPACE shall indemnify and hold harmless VGE and each of its Affiliates and each director, officer, employee, agent, successor and assign of VGE and each such Affiliate (collectively, the “VGE Indemnified Parties”), from, against and in respect of any and all Actions and any liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, expenses or amounts paid in settlement (in each case, including reasonably and actually incurred attorneys' and experts fees and expenses) of any such Actions asserted by a Third Party against any of the VGE Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any one or all of the following: (i) Giant King Grass, including, without limitation, the manufacturing, supply, marketing, sale, distribution or other Commercialization of any Product, Improvement or Process thereof; (ii) any breach of, or inaccuracy in, any representation or warranty made by VIASPACE under this Agreement; or (iii) any breach or violation of any covenant or agreement by VIASPACE or other VIASPACE Indemnified Party (including under this Section) under or pursuant to this Agreement.

11.5          Indemnification by VGE. VGE shall indemnify and hold harmless VIASPACE and each of its Affiliates and each director, officer, employee, agent, successor and assign thereof (collectively, the “VIASPACE Indemnified Parties”), from, against and in respect of any and all Actions and any liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, expenses or amounts paid in settlement (in each case, including reasonably and actually incurred attorneys' and experts fees and expenses) of any such Actions asserted by a Third Party against any of the VIASPACE Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any one or all of the following: (i) any breach of, or inaccuracy in, any representation or warranty made by VGE in this Agreement; or (ii) any material breach or violation of any covenant or agreement of VGE or other VGE Indemnified Party (including under this Section) under or pursuant to this Agreement.

11.6          Indemnification Claims.

(a)              A person entitled to indemnification under this Section (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(b)             Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

(c)              The Party not controlling such defense may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, further, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

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(d)             The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(e)              The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

11.7          Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force for the duration of this Agreement general liability insurance. Upon written request, each Party shall furnish to the other Party a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing, to the extent feasible, for at least thirty (30) days’ prior written notice to the other Party of any cancellation, termination, material change or reduction of such insurance coverage.

11.8          Disclaimers. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, INCLUDING THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRODUCTSS, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. Without limiting the foregoing, both Parties acknowledge that they have not and are not relying upon any implied warranty of any kind or upon any representation or warranty except as expressly warranted in this Agreement.

11.9          Limitation on Liability. EXCEPT TO THE EXTENT ARISING OUT OF ANY (a) VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (b) CRIMINAL VIOLATION OF APPLICABLE LAWS, (c) GROSS NEGLIGENCE, FRAUD OR INTENTIONAL OR WILFUL MISCONDUCT (d) OR DISCLOSURE OF CONFIDENTIAL INFORMATION IN BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR EXEMPLARY, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY TYPE OR AMOUNT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF ITS BREACH OF ANY PROVISION IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH DAMAGES WERE FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE. VGE’S AGGREGATE LIABILITY TO VIASPACE ARISING FROM THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, WILL NOT EXCEED THE AMOUNTS PAID BY VIASPACE FOR THE PURCHASE OF PRODUCTS THAT IT IS UNABLE TO SELL WITHIN THE TERRITORY.

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ARTICLE 12

MISCELLANEOUS

12.1          Force Majeure. Other than the performance obligations under Articles 6 and 9 and Section 12.14 of this Agreement, any delay in the performance of any of the duties or obligations of either Party shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any (a) acts of a public enemy, insurrections, riots, embargoes, failures or delays by vendors, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy so long as all such acts are without the fault or negligence of and beyond the reasonable control of the Party claiming such excuse from performance or (b) acts of God. The Party claiming any such excuse shall give prompt notice to the other Party of such cause, and shall promptly take whatever reasonable steps are necessary to relieve the effect of such cause.

12.2          Notices. All notices hereunder shall be delivered as follows: (a) by facsimile and confirmed by first class mail (postage prepaid); (b) by registered or certified mail (postage prepaid); or (c) by overnight courier service, to the following addresses of the respective Parties:

If to VIASPACE, to:

VIASPACE, Inc.

382 N. Lemon Ave., Suite 364

Walnut, CA 91789

Telephone: 626-768-3360

Facsimile: 626-578-9063

With a copy to:

LKP Global Law LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, CA 90067

Telephone: 424-239-1890

Facsimile: 424-239-1882

Attn: Ryan Hong

If to VGE, to:

VIASPACE Green Energy, Inc.

Mr. Sung Chang

131 Bells Ferry Lane

Marietta, Georgia 30066

ATTN: President

With a copy to:

McDaniel Law Group, PC

P.O. Box 681235

Marietta, Georgia 30068

Attn: Mr. Frank McDaniel, Esq.

Notices shall be effective upon receipt if delivered personally or by facsimile and confirmed by first class mail, on the third Business Day following the date of registered or certified mailing or on the first Business Day following the date of delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

12.3          Governing Law. The laws of the State of Georgia, United States of America shall govern this Agreement; except, however, that with respect to any dispute that may arise under this Agreement in connection with a Party’s Intellectual Property Rights, including, without limitation, the enforceability of restrictive covenants with respect thereto, such dispute shall to the extent it may be otherwise governed by the laws of the various states, shall in such a case be governed by the laws of the State of Georgia, disregarding such states’ conflict of law provisions. The Parties disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

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12.4          Alternative Dispute Resolution. Both Parties will attempt to settle any claim arising out of this Agreement through good-faith negotiation. The following process will be used to resolve disputes. The Parties will submit the dispute in writing to a senior executive from each Party. If those attempts fail, either Party may demand non-binding mediation, the cost of which will be shared equally by the Parties, except that each Party will pay its own attorney’s fees. Within thirty (30) days after written notice demanding mediation, the Parties will in good faith choose a mutually acceptable mediator. If the dispute cannot be resolved through mediation within ninety days, either Party may submit the dispute to a court of competent jurisdiction. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either Party. Either Party may resort to judicial proceedings for intellectual property disputes or if interim relief is necessary to prevent serious and irreparable injury.

12.5          Venue and Jurisdiction. The transactions contemplated in this Security Agreement shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of Georgia, without regard to the conflicts of laws principals thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia located in the County of Cobb and the United States District Court in and for the Northern District of Georgia for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated thereby. Each Party irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court, irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts, and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.6          Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

12.7          Claim for Attorneys Fees In the event any attorney is employed by any Party to this Agreement with regard to any legal action, arbitration or other proceeding brought by any Party to this Agreement for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the prevailing Party, whether at trial or upon appeal, and in addition to any other relief to which the prevailing Party may be granted, shall be entitled to recover from the losing Party all costs, expenses, and a reasonable sum for attorney fees incurred by the prevailing Party in bringing or defending such action, arbitration, or proceeding, and in enforcing any judgment granted therein, all of which costs, expenses and attorneys fees shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such matter shall contain a specific provision providing for the recovery by the prevailing Party of attorney fees, costs, and expenses incurred in enforcing such judgment. For purposes of this Section, attorney fees shall include, without limitation, fees incurred in the following: post-judgment motions; contempt proceedings; garnishment, levy, and debtor and third Party examinations; discovery; and bankruptcy litigation.

12.8          Assignment. Neither this Agreement nor any of the rights or obligations of VIASPACE may be assigned, encumbered, sublicensed or otherwise transferred by VIASPACE, without the prior written consent of VGE, in its discretion; provided, however, that VIASPACE, without such consent, may assign this Agreement in connection with the transfer or sale of substantially all of its business or assets to which this Agreement pertains or in the event of its merger or consolidation with another company, except, however, that in no event shall this Agreement to assigned to any Person who is engaged in business activities involving any Competitive Product. Any permitted assignee of VIASPACE shall assume all obligations of VIASPACE under this Agreement. No assignment shall relieve VIASPACE of responsibility for the performance of any accrued obligation which VIASPACE then has hereunder. Any attempted assignment in violation of this provision is void. This Agreement may be assigned by VGE in its sole discretion without prior notice.

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12.9          Successors. This Agreement and the provisions hereof shall inure to the benefit of and be binding upon each Party and its successors and assigns.

12.10       Entire Agreement; Amendments. Unless the Parties otherwise agree in writing, this Agreement and the attached Exhibits represent the Parties’ entire understanding, and supersede all previous and contemporaneous agreements between the Parties, with respect to the subject matter contained herein. Each attached Exhibit is incorporated into this Agreement by reference. There are no promises, terms or conditions, oral or written, expressed or implied, other than those contained in this Agreement and/or the attached Exhibits. Except as expressly provided in this Agreement, this Agreement and each Exhibit may be modified or amended only by the Parties’ written agreement.

12.11       Exhibits. All Exhibits or descriptions referred to in this Agreement are expressly incorporated herein by reference and set forth in full, whether or not attached hereto.

12.12       Waiver; Severability. No delay or waiver (or single or partial exercise) on the part of either Party on any one or more occasions in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other right, power or privilege hereunder. Any such waiver shall be made in writing. If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then: (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties’ original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

12.13       Equitable Relief. Each party hereby acknowledges that its breach of this Agreement would cause irreparable harm and significant injury to the other party that may be difficult to ascertain and that a remedy at law would be inadequate. Accordingly, each party shall have the right to seek and obtain injunctive relief to enforce obligations under the Agreement in addition to any other rights and remedies it may have, with the defending Party in such case waiving the right it may otherwise have to requiring the posting of a bond; provided, however, each party, shall have the right to immediately seek and obtain injunctive relief without any written notice to the other party or if such breach is of a nature that is not subject to cure or is otherwise based on any violation of applicable law or a breach of any covenant pursuant to which a Party agrees to refrain from any act under this Agreement, including, without limitation, Article 2, 9 or Section 12.15 of this Agreement.

12.14       Independent Contractor. The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

12.15       No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder; provided, however, that Sung Chang or his designee shall be a third party beneficiary under this Agreement for purposes of the right and enforcement thereof the to be paid timely by VIASPACE the Legal Fees as set forth in Section 6.1 of this Agreement.

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12.16       Restrictive Covenant. Neither Party (nor any of its Affiliates) shall, except with the prior written consent of the other, during the Term and for a period of two (2) years thereafter, solicit, employ or hire any employee then employed by the other Party, or any employee that has been in the other Party’s employ ninety (90) days prior to the date of expiration or termination of this Agreement.

12.17       Construction; Headings. This Agreement and all attached Exhibits shall be deemed to have been drafted by both Parties and shall not be construed against either Party as the draftsperson hereof. All section titles or headings contained in this Agreement and any Exhibit are for convenience only, shall not be deemed a part hereof or thereof and shall not affect the meaning or interpretation of this Agreement or any Exhibit. In this Agreement, the words “including” and “includes” shall be deemed to be followed by the phrase “without limitation.”

12.18       Counterparts. This Agreement and any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute a single Agreement, by and among each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VIASPACE VIASPACE Inc. By: /s/ Carl Kukkonen Name: Carl Kukkonen Title: CEO	VGE VIASPACE Green Energy, Inc. By: /s/ Sung Chang Name: Sung Chang Title: President

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EXHIBIT “A”

VIASPACE, INC.

BUSINESS PROTECTION AGREEMENT

WITH [EMPLOYEE][CONSULTANT]

THIS BUSINESS PROTECTION AGREEMENT (the “Agreement”) is made and entered into as of the __ day of September 2012 (the “Effective Date”), by and between VIASPACE, Inc., a Nevada corporation doing business within the State of [____] (the “Company”) and [_____________], an individual residing in the State of [______] (“[Consultant][Employee]”). Company and [Consultant][Employee] are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Each of the Parties hereby acknowledges that it has entered into, is entering into or as soon as reasonably practicable will enter into [a consulting or other independent contractor relationship][an employment relationship], pursuant to which [Consultant][Employee] will be engaged by Company to render certain services for and on behalf of Company and its Affiliate (the “[Consulting][Employment] Relationship”). Except as otherwise provided in this Agreement, (a) the terms and conditions for such [Consulting][Employment] Relationship (e.g., scope of services, compensation and the duration for which such services shall be rendered) are to be evidenced in a separate agreement, whether oral or in writing (the “Services Agreement”) and (b) capitalized terms and phrases shall have the meaning ascribed thereto in that certain attachment entitled “Attachment 1, Definitions,” which attachment is made a part hereof and incorporated herein.

In consideration of the benefits each Party is to receive or receives as a result of the [Consulting][Employment] Relationship, the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1.	Restrictive Covenants.

(a)   Nondisclosure.

(i)   In General. [Consultant][Employee] acknowledges that it may be exposed to certain Confidential Information and Trade Secrets and the Intellectual Property Rights thereto during the Term, and its unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Company or an Affiliate or a Business Client thereof. Accordingly, except to the extent that it is required to use such property, information, technology or data to perform its obligations under the [Consulting][Employment] Relationship, [Consultant][Employee] agrees [and agrees to cause its Designated Representatives (as defined below)] to strictly maintain the confidentiality, including, without limitation, to refrain, directly or indirectly, from releasing, publishing, revealing or otherwise disclosing to any other Person, any and all such Confidential Information during the Term and for a period of (1) in the case of Confidential Information, [five (5)] years immediately thereafter and (2) in the case of Trade Secrets, for the entire period during which, if longer than five years, such information shall continue constitute a Trade Secret, without the express and duly authorized written consent of Company, which consent may be withheld, delayed, denied or conditioned in Company’s sole and absolute discretion.

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(ii)   [Consultant Disclosure to Designated Representatives. Without limiting the generality of the foregoing, Consultant may disclose the Confidential Information to only (1)(A) its directors, officers or employees who prior to any such disclosure shall have agreed in writing to the terms and conditions of this Agreement (or are otherwise obligated to be subject to such terms and conditions), pursuant to which, among other things, such Persons have agreed to both maintain such Confidential Information in strict confidence and exclusively use such Confidential Information solely for the Consulting Relationship and (B) agents who are obligated to Consultant under fiduciary standards of confidentiality (i.e., attorneys, licensed accountants and CPA’s)(collectively, the “Designated Representatives”) and (2) who are thereafter provided such Confidential Information only on a “need-to-know” basis for the [Consulting][Employment] Relationship. Consultant agrees to and shall be responsible for any breach of this Agreement by itself or any Person to whom it may have made a disclosure of the Confidential Information of Company or an Affiliate, including, without limitation, any of its Designated Representatives.]

(iii)   Exception to Confidentiality Obligation. The confidentiality obligations hereunder shall not apply to information that can be demonstrated by [Consultant][Employee] to:

(1)   Have been developed independently of Company or any Affiliate by or known to [Consultant][Employee] prior to the earlier of (1) the Effective Date of this Agreement or (2) the [Consulting][Employment] Relationship, and not otherwise assigned, transferred or otherwise conveyed to Company or any Affiliate under this Agreement or any other agreement;

(2)   Have been rightfully received by [Consultant][Employee] in accordance with this Agreement after disclosure to Company by a third party who did not require Company or any Affiliate or [Consultant][Employee] to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Company or any Affiliate under a continuing obligation of confidence; or

(3)   Have been in the public domain as of the date of this Agreement, or comes into the public domain during the term of this Agreement through no fault of [Consultant][Employee].

(iv)   Procedure for Compelled Disclosure. In the event Consultant or its Designated Representatives are legally required or compelled by law, regulation or other legal process to disclose any of the Confidential Information of Company or an Affiliate, Consultant shall and shall cause its Designated Representative to: (1) provide prompt prior written notice of such requirement to Company, (2) afford Company an opportunity to oppose, limit or secure confidential treatment for such disclosure, and (3) if Company is unsuccessful in its efforts pursuant to clause (2), furnish only that portion of the Confidential Information, which it is legally required to disclose as advised by its legal counsel.]

(b)   Limitations on Use. Except to the extent it is otherwise required to use the Intellectual Property of Company or any Affiliate in the performance of its obligations under the [Consulting][Employment] Relationship, [Consultant][Employee], directly or indirectly, shall not and shall not attempt to, use or modify for use or otherwise reverse engineer or decompile, for any purpose whatsoever or for any Person any of the Intellectual Property (including, without limitation, any process, procedure, software, hardware, firmware or other technology programs) of Company or any Affiliate during the Term of this Agreement or at any time thereafter, without the express and duly authorized written consent of Company, which consent may be withheld, delayed, denied or conditioned in Company’s sole and absolute discretion. As between the Parties, [Consultant][Employee] further agrees that any and all Intellectual Property of Company or any Affiliate shall remain the sole and exclusive property of Company, and [Consultant][Employee] shall not have or acquire any ownership or other interest or rights therein.

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(c)   Limitation on Solicitation of Business Clients and Personnel. Without the prior written consent of Company, which consent may be withheld, delayed, denied or conditioned in Company’s sole and absolute discretion, [Consultant][Employee] shall not, directly or indirectly, alone or in conjunction with any other Person, during the Term and for a period of two (2) years immediately thereafter:

(i)    Solicit any Business Client (1) to which Company or any Affiliate is providing or actively seeking to provide services or products and (2)(A) with whom or which [Consultant][Employee] had material contact during the Term or (B) with respect to whom or which [Consultant][Employee] was provided Confidential Information or Trade Secrets by Company or any Affiliate during the Term, for the purpose of providing such Business Client products or services that are substantially similar to or competitive with the Restricted Business;

(ii)   Solicit any Business Partner with whom or which [Consultant][Employee] had material contact during the Term or with respect to whom or which [Consultant][Employee] was provided Confidential Information or Trade Secrets by Company or any Affiliate during the Term, for the purpose of encouraging such Person to sever its employment or other contractual relationship, whether oral or written, with Company or an Affiliate, or

(iii)    Hire, engage or otherwise retain (1) an Company Service Partner or (2) any Person who was an Company Service Partner within that six (6) consecutive calendar month period immediately preceding the Termination Date, to perform services of a nature substantially similar to that which such Company Service Partner performed for Company or any Affiliate within that one (1) year period prior to any such hiring, engagement or other retention or attempted hiring, engagement or other retention by [Consultant][Employee].

(d)   Non-Disparagement. During the Term and for a period of two (2) years immediately following the Termination Date, [Consultant][Employee] shall not engage in the public or private disparagement or criticism, including, without limitation, by way of preparing or publishing (or both) articles or other written materials, of or about Company or any Affiliate or any business methods, practice, operation, program, product or service or any officer, director, employee, consultant, or agent thereof.

(e)   Duty to Provide Notice. Company or any Affiliate shall have the right to inform any other third-party that Company or any such Affiliate believes that such third party to be contemplating or participating with [Consultant][Employee] in the use of or receiving from [Consultant][Employee] services or information in violation of this Agreement or the rights of Company or any Affiliate hereunder, and that participation by any such third-party with [Consultant][Employee] in activities in violation of this Agreement may give rise to claims by Company or an Affiliate against such third-party.

2.	Assignment of Work Product.

(a)   Work for Hire. [Consultant][Employee] further acknowledges that all original works of authorship that are made by it (solely or jointly with others) during the Term and within the scope of the [Consulting][Employment] Relationship shall constitute, as between the Parties, the sole and exclusive property of Company and protectable by it under applicable copyright laws. As between the Parties, Company owns and shall own, and [Consultant][Employee] hereby agrees to assign and assigns to Company any and all of such Work Product to the fullest extent allowable by law, and [Consultant][Employee] shall promptly disclose, but in no event later than ten (10) consecutive business days following creation, invention or discovery thereof, all such Work Product to Company. In no event shall [Consultant][Employee] use in connection with the [Consulting][Employment] Relationship or otherwise disclose to Company or any Affiliate or any Business Partner all or any part of the confidential information, trade secrets or Intellectual Property owned or in which rights are held to the exclusion of Company by either [Consultant][Employee] (including, without limitation, the Excluded Property) or any third-party, without the prior written consent of Company, which consent may be withheld, delayed, denied or conditioned in its sole and absolute discretion.

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(b)   Moral Rights. To the extent [Consultant][Employee] retains any Moral Rights in and to any Work Product, [Consultant][Employee] hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Company or any Affiliate and specifically grants to Company or any Affiliate the right to alter such Work Products. [Consultant][Employee] will confirm any such waivers and consents from time to time as requested by Company or any Affiliate.

3.             Assistance in Securing Intellectual Property Rights.

(a)   In General. [Consultant][Employee] will assist Company or any Affiliate (or both) in every proper way to obtain and from time to time enforce United States and foreign Intellectual Property Rights relating to Work Product in any and all countries. To that end, [Consultant][Employee] will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company or any Affiliate may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Intellectual Property Rights and the assignment thereof. In addition, upon the request of Company or any Affiliate, [Consultant][Employee] shall execute, verify, and deliver assignments of such Intellectual Property Rights to Company or its designee. [Consultant][Employee]’s obligation to assist Company or any Affiliate (or both) with respect to Intellectual Property Rights relating to such Work Product in any and all countries shall continue beyond the Termination Date.

(b)   Limited Power of Attorney. In the event Company or any Affiliate is unable for any reason, after reasonable effort, to secure [Consultant][Employee]’s signature on any document needed in connection with the actions specified in the preceding paragraph, [Consultant][Employee] hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, coupled with an interest, to act for and on its behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by [Consultant][Employee] .. [Consultant][Employee] hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that [Consultant][Employee] now or may hereafter have for infringement of any Intellectual Property Rights assigned hereunder to Company.

4.                No Conflicting Obligation. [Consultant][Employee] represents that its performance of its obligations under this Agreement and under the [Consulting][Employment] Relationship does not and will not breach any agreement between it and any other Person. [Consultant][Employee] has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith. [Consultant][Employee] shall, during the Term of the [Consulting][Employment] Relationship, diligently promote the interests of Company and each Affiliate. [Consultant][Employee] shall serve Company and each Affiliate to the best of its ability, faithfully, honestly, diligently, efficiently and professionally and in compliance with any and all applicable rules, regulations and laws.

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5.                Company Property. Upon the earlier to occur of any request by Company or any Affiliate (or both) or the Termination Date, [Consultant][Employee] shall promptly deliver, but in no event later than ten (10) consecutive business days, to Company all drawings, Work Product and other Intellectual Property owned by or in which rights are held by Company or any Affiliate (and regardless of whether any of the foregoing is kept in physical or electronic form), including, without limitation, any Confidential Information and Trade Secrets. [Consultant][Employee] further agrees that it has no right in or to any property owned, licensed, or otherwise controlled by Company or any Affiliate, whether such property is situated on the premises of Company or any Affiliate or otherwise and, in particular, has no right of privacy or expectation thereof in or to any computer provided by Company to [Consultant][Employee] or any disks and other storage media relating thereto, filing cabinets or other work areas, all of which being subject to inspection by Company personnel at any time with or without notice.

6.                Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) or three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

7.                Remedies; Damages, Injunctions and Specific Performance.

(a)   Ancillary Agreement. This Agreement shall be construed as an agreement ancillary to the Services Agreement, written or oral, entered into by and between the Parties otherwise evidencing the [Consulting][Employment] Relationship, and the existence of any claim or cause of action of [Consultant][Employee] against Company or any Affiliate, whether predicated on the Services Agreement or otherwise, shall not constitute a defense to the enforcement by Company of this Agreement.

(b)  Survival. It is expressly understood and agreed that the covenants, agreements and services to be rendered and performed by [Consultant][Employee] under this Agreement shall survive any termination or expiration of this Agreement, whether voluntary or involuntary, with or without cause, and are special, unique, and of an extraordinary character.

(c)  Remedies. In the event of any default, breach or threatened breach by [Consultant][Employee] of this Agreement, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity, including, without limitation: (i) damages for any breach of this Agreement; (ii) an order for the specific performance hereof by [Consultant][Employee]; or (iii) an order enjoining [Consultant][Employee] from breaching such provisions, without bond and without prejudice to any other rights and remedies that Company or any Affiliate may have for a breach of this Agreement.

(d)  Tolling. [Consultant][Employee] hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and [Consultant][Employee] is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

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(e)  Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

(f)   Governing Law; Waiver of Jury Trial and Election of Venue.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [_____] APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING UNDER THIS AGREEMENT, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR MATTERS RELATED HERETO.

THE PARTIES HEREBY AGREE TO SUBMIT TO THE VENUE AND JURISDICTION OF THE SUPERIOR COURTS IN AND FOR THE COUNTY OF [_____], STATE OF [_____], USA, OR THE FEDERAL DISTRICT COURT IN AND FOR THE ______ DISTRICT OF ______, USA, IN WHICH ANY LEGAL ACTION BY EITHER PARTY TO ENFORE OR DEFEND RIGHTS UNDER THIS AGREEMENT SHALL BE BROUGHT AND WHICH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OVER ANY SUCH LEGAL ACTION.

8.   Miscellaneous. This Agreement, together with the Services Agreement, if any, contains the complete agreement concerning the [Consulting][Employment] Relationship between Company or any Affiliate and [Consultant][Employee] as of the date hereof. The waiver by any party to this Agreement of a default or breach of any Section, subsection or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, subsection or provision by any party hereto. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and [Consultant][Employee] and each of it and its [Consultant][Employee]s, legal and otherwise, have participated in the preparation hereof. All Sections, subsections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, subsections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, subsections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, subsections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties. The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument. The rights and obligations of Company or any Affiliate under this Agreement shall inure to the benefit of and shall be binding upon any affiliate, successor or assign of or to the business of Company or any Affiliate. Neither this Agreement nor any rights or obligations of [Consultant][Employee] shall be transferable or assignable by [Consultant][Employee] without Company's prior written consent, and any attempted transfer or assignment hereof by [Consultant][Employee] not in accordance herewith shall be null and void.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first set forth above.

Company VIASPACE, Inc. Signature: Printed Name: Mr. __________ Title: President Address:	[CONSULTANT][EMPLOYEE] [_________] Signature: ____________________________ Printed Name: Address:

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ATTACHMENT 1

TO

BUSINESS PROTECTION AGREEMENT

DEFINITIONS

For purposes of this Agreement, the following terms and phrases shall have the meaning ascribed thereto:

“Affiliate” means, with respect to Company, a Person, directly or indirectly, whether before, as of or following the Effective Date, that controls, is controlled by or is under common control with Company. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of more than 50% of the outstanding voting stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority).

“Business Client” shall mean any Person who or that is an actual or prospective purchaser of either the services or products offered by Company or an Affiliate (i.e., a client or customer).

“Business Partner” shall mean any Business Client, vendor, supplier, investor, lender, Service Partner with which Company or any Affiliate maintains or undertakes to develop or maintain a business relationship.

“Company Service Partner” shall mean any Person other than [Consultant][Employee] who rendered services as either an consultant or independent contractor, whether under the terms of an agreement substantially similar to this Agreement or otherwise, for and on behalf of Company or any Affiliate and with whom [Consultant][Employee] has material contact during the Term of this Agreement.

“Confidential Information” shall mean any and all Intellectual Property or other tangible or intangible property owned, licensed or otherwise controlled by Company or any Affiliate or any Business Client and the Intellectual Property Rights thereto, which is of tangible or intangible value to Company or any Affiliate or any Business Client and is not public information or is not generally known or available to the competitors of either Company or any Affiliate or of an Business Client, but is known only to Company or any Affiliate or any Business Client or any [Consultant][Employee], independent contractor or agent thereof to whom such information must be confided in order to apply it to the uses intended.

“Developments” shall mean any ideas, compositions, concepts, inventions, modifications, discoveries, designs, developments, improvements, processes, specifications, drawings, work of authorships, algorithms, documentations, formulae, data, techniques, know-how, source codes and object codes and other computer codes and software programs and related documentation, technologies, research and other Intellectual Property any and all Intellectual Property Rights therein or thereto (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection); provided, however, that in no event shall the term “Developments” include the Excluded Property.

“Excluded Property” shall mean those items of personal property either owned by [Consultant][Employee] or to which [Consultant][Employee] has exclusive rights and listed on Schedule “1,” entitled “Excluded Property,” which is attached hereto and made a part hereof.

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“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all Developments (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) Work Product and Moral Rights; (f) all business plans, methods, practices, concepts and opportunities, whether actual or prospective; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; advertising and promotional materials, products and product plans, pricing or other strategies, whether implemented or not; (g) Health Information (as defined in Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)); (h) the identity of any and all Business Partners and the compilation of any identifying information relating thereto (e.g., contact lists); actual or prospective Business Partner-related information, whether received from or otherwise pertaining to such Business Partners; (i) computer or data-base files; passwords or other access codes; software programs, language, algorithms codes; reports; analyses; notes; interpretations; formulae, processes, technology, inventions, patents; (j) the terms of this Agreement and any other agreement between the Parties; and (k) the Intellectual Property Rights to any and all of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Rights” shall mean any and all rights in and to Intellectual Property, including, without limitation, patent rights, copyrights, sui generis rights, trade secrets, mask work rights and other such rights, throughout the world.

“Moral Rights” shall mean all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist's rights,” “droit moral rights,” or the like.

“Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

“Restricted Business” shall mean, directly or indirectly, ________________________________.

“Term” shall mean that period (a) commencing with the earlier of the (i) Effective Date or (ii) the date on which the [[Consulting][Employment] Relationship][Employment Relationship] first commenced and (b) the ending with the Termination Date.

“Termination Date” shall mean the date that coincides with the day on which services are last performed by [Consultant][Employee] for or on behalf of Company or any Affiliate under the [[Consulting][Employment] Relationship][Employment Relationship].

“Trade Secrets” shall mean information, including, but not limited to, Confidential Information, that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (to the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law).

“Work Product” shall mean any and all Developments (and all Intellectual Property Rights with respect thereto), whether or not patentable or registerable under copyright or similar statutes, that were or are developed, made, conceived or reduced to practice or learned by [Consultant][Employee], either alone or jointly with others, during the Term or within twelve (12) months following the Termination Date and any and all of [Consultant][Employee]’s][Employee’s] right, title, and interest, if any, therein or thereto.

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SCHEDULE 1

TO

BUSINESS PROTECTION AGREEMENT

Listing of Excluded Property

None.

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EXHIBIT “B”

ROYALTY PAYMENTS

Running Royalty:

VIASPACE shall pay VGE for and during the Term a royalty of eight percent (8%) on Net Sales (the “Running Royalty”) made in the VIASPACE Territory. Payment of the Running Royalty shall be due and owing thirty (30) days following the end of the first calendar quarter during which such Net Sales are made and each calendar quarter thereafter, with each such calendar quarter beginning on January 1st, April 1st, July 1st and October 1st.

Conditions for Conditional Renewal Terms.

The First Renewal Term: As a condition to the right to renew the Initial Term, for years three and four following the Effective Date (the “First Renewal Term”), VIASPACE shall have achieved during the Initial Term the following milestones as a condition to any such renewal:

•	One or more fully-executed, third party sales contracts for the sale of Giant King Grass shall have been entered into during the Initial Term, pursuant to which VIASPACE is to be paid the aggregate amount of at least $200,000 within that 24 consecutive monthly period following the signing (the “Initial Sales Milestone”); and

•	Two or more, third party growing locations of at least 10 hectares in total shall have been obtained and planted during the Initial Term, which shall be subject to the reasonable satisfaction of VGE.

The Second Renewal Term: As a condition to the right to renew the First Renewal Term (for years five and six) of the License, VIASPACE shall have achieved during the First Renewal Term the following milestones as a condition to any such renewal:

•	A total of least three or more (including the above) fully-executed, third party sales contracts for the sale of Giant King Grass shall have been entered into during the First Renewal Term, pursuant to which VIASPACE is to be paid the aggregate amount of $400,000, with not less than $100,000 of the Initial Sales Milestone having been paid during the First Renewal Term and with the remaining unpaid balance of the Initial Sales Milestone being paid within six months of the Second Renewal Term (e.g., in the fifth year) and the Second Sales Milestone being paid in full within that 24 consecutive monthly period following the signing of any such third contract; and

•	A total of at least three or more (including the two above) growing locations of at least 30 hectares in total shall have been obtained and planted during the Second Renewal Term, which shall be subject to the reasonable satisfaction of VGE.

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Third Renewal Term: As a condition to the right to renew the Second Renewal Term (for years seven and eight) of the License (the “Third Renewal Term”), VIASPACE shall have achieved during the Second Renewal Term the following milestones as a condition to any such renewal:

•	A total of least four or more (including the above) fully-executed third party sales contracts for the sale of Giant King Grass shall have been entered into, pursuant to which VIASPACE is to be paid the aggregate amount of $1,000,000, with not less than $500,000 having been paid prior to renewal;

•	A total of at least four or more (including the above) growing locations of at least 40 hectares in total shall have been obtained and planted, which shall be subject to the reasonable satisfaction of VGE.

Fourth Renewal Term: As a condition to the right to renew the Third Renewal Term (for years nine and 10) of the License (the “Fourth Renewal Term”), VIASPACE shall have achieved during the Third Renewal Term the following milestones as a condition to any such renewal:

•	A total of least five or more (including the above) fully-executed third party sales contracts for the sale of Giant King Grass shall have been entered into, pursuant to which VIASPACE is to be paid the aggregate amount of $1,500,000, with not less than $750,000 having been paid prior to renewal; and

•	A total of at least five or more (including the above) growing locations of at least 50 hectares in total shall have been obtained and planted, which shall be subject to the reasonable satisfaction of VGE

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